UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 20, 2016

Fresh Medical Laboratories, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-54600	20-1922768
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

757 East South Temple
Suite 150
Salt Lake City, Utah	84102
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(801) 204-9623

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective May 20, 2016, Dennis Tulane resigned as a director of Fresh Medical Laboratories, Inc. (the “Company”).

Effective May 20, 2016, the Board of Directors of the Company appointed Dr. John C. Ruckdeschel as a director of the Company.

Dr. Ruckdeschel currently serves as the Medical Director of Clinical Oncology at Intermountain Healthcare in Salt Lake City, Utah and is a current member of the Medical Advisory Board of Prolungdx.

Dr. Ruckdeschel received his B.S. degree in Biology from Rensselaer Polytechnic Institute and his MD from Albany Medical College in New York.  He trained as an intern at John Hopkins Medical Center, fulfilled a residency at Boston’s Beth Israel Hospital and completed a fellowship at the National Cancer Institute in Washington D.C.  Dr. Ruckdeschel served on the staff at Albany Medical College for a decade beginning in 1991, before he assumed the role of CEO and Director of the Moffitt Cancer Center in Tampa, FL.  In 2001, he became CEO and Director of Karmanos Cancer Institute in Detroit, MI and in 2009 joined the Nevada Cancer Institute, where he worked until 2011 when he joined Intermountain Healthcare.

Dr. Ruckdeschel is a fellow of the American College of Physicians as well as the American College of Chest Physicians.  Dr. Ruckdeschel also written and co-written more than 350 publications, book chapters and abstracts and has given more than 250 invited presentations.

Since January 1, 2015, the Company has awarded 70,000 shares to Dr. Ruckdeschel with respect to his service of the Medical Advisory Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fresh Medical Laboratories, Inc.

Dated:  May 26, 2016

 By: /s/ Steven C. Eror

      Steven C. Eror, Chief Executive Officer